Exhibit 10.5

CONFIDENTIAL SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Confidential Settlement Agreement and General Release (“Agreement”) is entered into between William M. Gregorak (hereinafter “Gregorak”) and Ascent Solar Technologies, Inc., a Delaware corporation (hereinafter “Ascent Solar” or the “Company”) as of the date set forth below. Gregorak and the Company are hereinafter collectively referred to as the “Parties.” As used in this Agreement, the terms “Ascent Solar” and/or the “Company” shall include Ascent Solar and any of its affiliates, subsidiaries, divisions, predecessors, successors and assigns, as well as its current and former shareholders, directors, officers, agents, employees and representatives, both in their representative and individual capacities.

The Parties have mutually agreed to terminate Gregorak’s employment with Ascent Solar effective as of May 13, 2015 (the “Termination Date”). By this Agreement, Gregorak and the Company desire to resolve any claims or disputes between them that exist at the time this Agreement is executed by the Parties.

Therefore, in consideration of all mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed by and between Gregorak and the Company as follows:

1.The Parties hereby agree that as of May 13, 2015: (i) Gregorak’s employment with the Company is terminated, and (ii) Gregorak’s term as Chief Financial Officer is terminated, and (iii) Gregorak hereby resigns all other positions with Ascent Solar. Upon request, Gregorak agrees to appoint a successor proxy for the Company’s 2015 Annual Meeting as designated by the Company. In accordance with the Company’s existing policies, Gregorak will be paid all salary accrued and unpaid through May 13, 2015, including payment for all accrued and unused vacation leave on or before May 13, 2015 and all outstanding and documented expense reimbursements through May 13, 2015.

2.Except as otherwise provided by this Agreement, Gregorak acknowledges that he has been paid all amounts to which he is due from the Company through the Termination Date, including without limitation, all amounts representing salary, wages, overtime, commissions, benefits, equity, bonuses, expenses, deferred amounts of any nature, vacation, accrued time off, severance, and any and all other forms of employee compensation.

3.The Parties agree that Gregorak’s termination of employment will be considered a mutual termination without cause.

4.From and after the Termination Date, Gregorak shall receive severance pay from the Company through January 31, 2016. Payments will be made on regular pay days of the Company, in the amount of Gregorak’s base salary prior to the Termination Date, less applicable taxes and any other applicable deductions. In addition, the Company shall make premium reimbursement payments to Gregorak for continuing coverage through December 31, 2015 under COBRA in the amount necessary to continue the coverages elected by

Gregorak under COBRA, less applicable taxes (if any) and any other applicable deductions (if any). The Company’s obligation to pay the COBRA reimbursements shall expire on the earlier of (i) December 31, 2015 or (ii) Gregorak becoming covered under new insurance plans. Gregorak agrees to provide the Company evidence of (i) any such new insurance coverage and (ii) payment of COBRA premiums for COBRA coverage which Gregorak has elected. The only benefits that will continue after the Termination Date are COBRA benefits, which will continue in accordance with applicable law, provided Gregorak properly elects COBRA coverage in accordance with the terms of the plans and applicable law. Gregorak will separately receive information concerning COBRA coverage (which shall be at the Gregorak’s cost except to the extent provided in this Section 4). The Company also agrees to reimburse Gregorak’s reasonable documented attorneys’ fees (not to exceed $7,500) incurred in connection with the preparation of this Agreement and related matters. The payments and benefits pursuant to this Section 4 shall begin on the Company’s June 5, 2015 payroll date, provided Gregorak signs this Agreement within the 21-day consideration period identified below and does not revoke this Agreement within the 7-day revocation period.

5. The Parties acknowledge that the Company has not adopted a severance policy, exit incentive, or employment-termination program under which Gregorak is entitled to receive the consideration described in Section 4 above. In exchange for the consideration, Gregorak agrees to all obligations outlined and agreed to in this Agreement and to waive, relinquish, and release all claims described in this Agreement. Gregorak agrees that the consideration he is receiving is a fair compromise for his release of all claims described in Section 9 below.

6.The Company’s obligation to provide the consideration described in Section 4 above is expressly conditioned upon Gregorak’s compliance with all obligations outlined and agreed to in this Agreement and his Employee Invention Assignment and Non-Disclosure Agreement. In the event that Gregorak violates any of the terms of this Agreement or his Employee Invention Assignment and Non-Disclosure Agreement, the Company shall be entitled to recover all or a part of the consideration provided for by this Agreement or to pursue any other remedies available to it under this Agreement or applicable laws. In the event of a breach of its payment obligations under Section 4, all future payment obligations thereunder shall become immediately due and payable (subject to a five day cure period after receipt of written notice of such breach by the Company from Gregorak). Any such notice may be sent to the Company’s main office via U.S. mail, recognized overnight courier, email or hand delivery.

7.The Parties acknowledge and confirm that Gregorak currently holds restricted stock units and stock options of the Company. Such options and restricted stock units shall continue to be governed by the applicable grant and plan documents (including provisions regarding the limited exercise period and expiration of such options and restricted stock units).

8.Gregorak acknowledges his continuing obligations under the Company’s Employee Invention Assignment and Non-Disclosure Agreement dated September 10, 2013 signed by him and verifies and affirms that he has and will abide by his obligations under that agreement.

9.For and in consideration of this Agreement, Gregorak, for himself and his respective heirs, successors and assigns, hereby releases and discharges the Company, its successors, assigns, agents, attorneys, principals, insurers, directors, officers, shareholders and employees, and any and all other persons, firms or corporations who are or might be liable, from any and all claims, actions, causes of action, damages, demands, costs, loss of service, expenses, wages, or compensation of any kind (hereinafter “Claims”), whether such Claims are known or unknown, whether arising from the beginning of time to the date of this Agreement, or arising out of or relating to the statements, actions or omissions of the Company; all Claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance or regulation or common law, including, without limitation, Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans With Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Fair Credit Reporting Act, the Colorado Wage Act, the Colorado Anti-Discrimination Act, the Family and Medical Leave Act, or any similar state laws or statutes; all Claims for alleged wrongful discharge, breach of contract, breach of implied contract, failure to keep any promise, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, estoppel, defamation, infliction of emotional distress, fraud, misrepresentation, negligence, harassment, retaliation or reprisal, constructive discharge, invasion of privacy, interference with contractual or business relationships, any other wrongful employment practices, and violation of any other principle of common law; all Claims for compensation of any kind, including, without limitation, bonuses, commissions, wages, stock-based compensation or stock options, vacation pay, 401(k) contributions; all Claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages and punitive damages; and all Claims for attorneys’ fees, costs and interest; and all Claims relating to Gregorak’s employment with the Company and/or his separation from the Company. Notwithstanding the foregoing, “Claims” do not include any claims that may arise after the date Gregorak signs this Agreement, any claims that may not be waived under applicable law, any claims relating to currently vested benefits under any Company benefit plans that Gregorak has participated in, or any claim by Gregorak to receive the severance and other benefits provided to him under this Agreement, subject to any applicable conditions.

10.For and in consideration of this Agreement (and with the exception of conduct in which Gregorak engaged that was not in good faith and which he reasonably did not believe to be in the best interests of the Company), the Company hereby releases and discharges Gregorak from any and all Claims, whether arising from the beginning of time to the date of this Agreement, relating to Gregorak’s employment with the Company and/or his separation from the Company. The Company is currently unaware of any conduct in which Gregorak may have engaged that was not in good faith or in the best interests of the Company.

11.The Company will follow its general policy of responding to any request for information from prospective employers by providing to such prospective employers only that he resigned from the Company as well as Gregorak’s dates of employment and positions held. The Company shall state that the information provided is consistent with the Company’s policy.

12.Gregorak has not assigned any claims or rights released in this Agreement.

13.Gregorak shall keep the terms of this Agreement confidential and shall not disclose such terms to anyone other than his attorneys, accountants, tax advisors, or spouse, or as otherwise required or authorized by law (including response to a validly issued subpoena). If a subpoena is received by either Party, the receiving Party will give the other Party prompt notice of such subpoena.

14.The parties agree as follows:

a.    Gregorak agrees not to disparage the Company, its products, its operations, its services or its current or former directors, officers, shareholders or employees in any way. The Company’s senior management and directors agree not to disparage Gregorak in any way. The terms of this provision shall not preclude either Gregorak or the Company’s senior management or directors from giving truthful testimony in any judicial or administrative proceeding.

b.    Gregorak agrees not to intentionally interfere with or adversely affect the relationship (contractual or otherwise) of Ascent Solar with any actual or prospective customer, vendor, lender, investor or strategic partner of Ascent Solar. The terms of this provision shall not preclude Gregorak from giving truthful testimony in any judicial or administrative proceeding.

c.    Nothing in this Agreement or any other agreement to which Gregorak is a party shall prohibit Gregorak from reporting any possible violation of law or regulation to any governmental agency or entity, or making any disclosures that are protected under any law or regulation. Gregorak further understands that nothing in the Agreement is intended to prevent him from filing a charge with the United States Equal Employment Opportunity Commission or any other governmental agency that enforces employment laws or from participating in an investigation conducted by such agencies.

15.By entering into this Agreement, the Company does not admit that it engaged in any unlawful or improper conduct, or that it is legally obligated to Gregorak in any way.

16.The consideration stated herein is contractual and not merely a recital. The Parties hereto execute and deliver this Agreement after being fully informed of its terms, contents and effects. The Parties acknowledge that this Agreement is a negotiated agreement that both Parties have reviewed with their attorneys, that both Parties have had a full opportunity to revise the language of the Agreement, and that, in the event of a dispute, the Agreement should not be construed in any way either for or against a party based on whether a particular party was or was not the primary drafter of this Agreement.

17.This Agreement shall be effective, binding on the parties, and in full force and effect immediately following the execution of the Agreement by both parties, except for Gregorak’s release of claims under the ADEA which shall become effective and binding upon the expiration of the revocation period addressed below.

18.The payments set forth herein in Section 4 are not being made in replacement or in lieu of any other amounts payable by the Company to Gregorak and the Parties acknowledge and agree that no other payments are due or payable. The Parties intend that the payments provided under this Agreement shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) under the short-term deferral or involuntary pay plan exceptions (among others), or will otherwise comply with Section 409A.  To the maximum extent possible, the provisions of this Agreement shall be interpreted and construed consistent with such intent.  Notwithstanding any other provision in this Agreement or in any other document, the Company shall not be responsible for the payment of any applicable taxes incurred by Gregorak pursuant to this Agreement, including with respect to compliance pursuant to Section 409A.  The Company makes no representation or guarantee that any or all of the payments and benefits described in this Agreement will be exempt from or comply with Section 409A.

19.Gregorak acknowledges :

a.    That by executing this Agreement, he waives all rights or claims, if any, that he may have against the Company under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626, et seq. (“ADEA”);

b.    That this Agreement has been written in a manner calculated to be understood by Gregorak and is in fact understood by him;

c.    That the aforementioned waiver reflects specifically, but is not limited to, all rights or claims, if any, that Gregorak may have against the Company arising under the ADEA;

d.    That Gregorak is not waiving rights and claims that he may have under the ADEA against the Company that may arise after the date on which this Agreement is executed;

e.    That Gregorak is waiving rights and Claims that he may have, including any Claims under the ADEA, if any, only in exchange for consideration in addition to anything of value to which he is already entitled;

f.    That the Company has advised Gregorak to consult with an attorney and that he has had the opportunity to consult with an attorney of his choice prior to executing this Agreement;

g.    That Gregorak has been given a period of 21 calendar days from the date on which he receives this Agreement, not counting the day upon which he receives the Agreement, within which to consider whether to sign this Agreement;

h.    That if Gregorak wishes to execute this Agreement prior to the expiration of the 21-day period set forth in subsection (g) of this Paragraph 19, he may do so;

i.    That no change to this Agreement during the 21-day period set forth in subsection (g) of this Paragraph 19, whether material or immaterial, will restart such 21-day period;

j.    That Gregorak has been given a period of 7 calendar days following the execution of this Agreement to revoke his waiver of all Claims, if any, including any Claims under the ADEA, and Gregorak’s release of any Claims shall not become effective or enforceable until the revocation period has expired without Gregorak revoking his waiver of all Claims under this Agreement; and

k.    To revoke his waiver of all Claims, Gregorak understands that he must deliver a written, signed statement that he revokes his waiver of all Claims to the Company by hand or by mail within the 7 day revocation period. The revocation must be postmarked within the period stated above and properly addressed to the Company’s counsel at the following address:

James H. Carroll, Esq.
Faegre Baker Daniels LLP
3200 Wells Fargo Center
1700 Lincoln Street
Denver, CO 80203

20.This Agreement may be executed in counterparts and shall be fully enforceable in all regards if executed in such manner as if it had been executed as a single document. Signatures obtained by facsimile shall constitute effective execution of this Agreement.

21.This Agreement may not be altered, amended, or otherwise modified except by subsequent written agreement executed by both Parties. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the Party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived. Failure of a Party to require strict compliance with this Agreement or to enforce or seek to enforce this Agreement in response to a breach by the other Party does not constitute a waiver of the right subsequently to seek enforcement as to that breach or any other breach of this Agreement. The Parties forever waive all rights to assert that this Agreement was the result of fraud, duress, or unilateral mistake in law or in fact. Further, the Parties forever waive all rights to assert that any or all of the legal theories or factual assumptions for negotiating purposes are for any reason inaccurate or inappropriate.

22.Gregorak and the Company agree that all the terms of this Agreement are contained in this document (and the other agreements referred to herein), that no statements or inducements have been made contrary to or in addition to the statements herein, that the terms hereof are binding on and enforceable for the benefit of Gregorak’s successors and assigns, that the Agreement shall be governed by Colorado law, and that the provisions of this Agreement are severable, so that if any paragraph of this Agreement is determined to be unenforceable, the other paragraphs shall remain valid and fully enforceable.

[Signature page follows]

Accepted and agreed this 13th day of May, 2015.

/s/ William M. Gregorak
William M. Gregorak

ASCENT SOLAR TECHNOLOGIES, INC.

By:    /s/ Amit Kumar
Name:    Amit Kumar
Its:    Chairman of the Board